UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________________________

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant [X] Filed by a Party other than the Registrant [  ]
Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

SA FUNDS - INVESTMENT TRUST
(Exact Name of Registrant as Specified in Charter)
_________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Your Response is Urgently Needed.

January 29, 2019

Dear Valued SA Fund Shareholder:

I am writing today to personally ask for your help with the shareholder proxy vote that has been underway for the last few months. You are an important shareholder in the SA Funds, and we need your vote.

As of today, we have not reached the required quorum of at least 50% of shareholders voting, and we will need to adjourn our shareholder meeting.

Our next shareholder meeting is scheduled for February 14, so your immediate participation is needed. Your vote is important no matter how many shares you own.

Until 50% of shareholders have voted, we will have to keep following up with shareholders who have not yet voted. Remember to vote for all funds you own in all your accounts.

Voting is quick and easy. Just use one of the methods below. You will need the control number indicated on the enclosed proxy card/voting instruction form to cast your vote.

1.	Speak with a LIVE REPRESENTATIVE by calling toll-free to 1-844-670-2133. Representatives are available to assist you Monday through Friday 9 am to 10 pm Eastern Time. They can record your votes for all your holdings and accounts.

2.	Vote by phone on a touchtone line by calling the toll free number listed on your proxy card. Please have your proxy card/voting instruction form available at the time of your call.

3.	Vote online by going to www.proxyvote.com and entering the control number located on your proxy card/voting instruction form.

I would be extremely thankful for your help and participation in this important initiative.

We truly appreciate your investments with the SA Funds and regret any inconvenience as a result of this process. Please contact your financial advisor if you have any questions. Thank you again for your help and support.

Sincerely,

Alex Potts
President & CEO, SA Funds